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                                                                    EXHIBIT 99.1

PRESS RELEASE
Contact: William W. Moreton
         Chief Financial Officer
Phone:   (314) 633-7123


                   PANERA BREAD ANNOUNCES 2-FOR-1 STOCK SPLIT


St. Louis, MO, June 6, 2002 - Panera Bread Company (Nasdaq:PNRA) today reported that the shareholders approved an amendment to the company's Certificate of Incorporation to increase the number of authorized shares of Class A and Class B Common Stock at the Annual Shareholders' Meeting held on June 6, 2002. The board of directors of Panera Bread Company approved a two-for-one stock split, subject to the increase in authorized number of shares, that will be distributed in the form of a stock dividend. The stock dividend will be distributed to shareholders of record as of the close of business on June 10, 2002, with a payable date of June 24, 2002.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread and Saint Louis Bread Co. names. The company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the company's website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company's anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words "believe", "positioned", "estimate", "project", "target", "continue", "will", "intend", "expect", "future", "anticipates", and similar expressions express management's present belief, expectations or intentions regarding the Company's future performance. The Company's actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company's SEC reports, including its Form 10-K for the year ended December 29, 2001.